ACTION REQUESTED

Shareholder Name

Address

Address

Address

Reference Number:

RE:

Joint Special Meeting of Shareholders of T. Rowe Price California Tax-Free Bond Fund, T. Rowe Price California Tax-Free Money Fund, T. Rowe Price Capital Appreciation Fund, T. Rowe Price Equity Income Fund, T. Rowe Price GNMA Fund, T. Rowe Price Georgia Tax-Free Bond Fund, T. Rowe Price Maryland Short-Term Tax-Free Bond Fund, T. Rowe Price Maryland Tax-Free Bond Fund, T. Rowe Price Maryland Tax-Free Money Fund, T. Rowe Price New America Growth Fund, T. Rowe Price New Jersey Tax-Free Bond Fund, T. Rowe Price New York Tax-Free Bond Fund, T. Rowe Price New York Tax-Free Money Fund, and T. Rowe Price Virginia Tax Free Bond Fund

Dear Shareholder:

We recently provided you with proxy materials that require your attention, and have made further attempts to obtain your vote. Your voice is important in this vote process and the scheduled shareholder meeting on July 26, 2017, is quickly approaching.

If we do not obtain enough votes to conduct the meeting, we may have to adjourn and continue to request shareholder participation to reach the required quorum. The cost of the follow-up required to obtain your vote is borne by your Fund(s). Please exercise your right to vote on these matters.

To cast your vote and eliminate additional communications on this matter, please call the Funds’ proxy solicitor, Computershare, toll free 1-(877)-225-6917 at your earliest convenience. Representatives are available 9:00 a.m. - 11:00 p.m.ET, Monday - Friday, and 12:00 p.m. - 6:00 p.m.ET, Saturday. You will be asked for the reference number above to locate your voting record.

Thank you for investing with T. Rowe Price. We appreciate your participation in this shareholder vote.

Sincerely,

Edward C Bernard

Chairman of the Board